CONSOLIDATED STATEMENT OF EARNINGS
CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.

(In millions, except per-share amounts)             1993       1992       1991
                                                    ----       ----       ----
Sales                                           $1,029.4     $789.2     $754.0
Cost of products sold                              791.3      612.6      603.2
                                                --------    -------     ------
  Manufacturing margins                            238.1      176.6      150.8

Other costs and expenses
  Selling and administrative                       191.3      133.6      132.2
  Consolidation charge                              47.1        -          -
  Disposition of subsidiary                         22.8        -          -
  Closing and relocation charge                      -          -         75.1
  Other - net                                         .7        (.2)       1.8
                                                --------    -------     ------
     Total other costs and expenses                261.9      133.4      209.1
                                                --------    -------     ------
Operating earnings (loss)                          (23.8)      43.2      (58.3)

Interest
  Income                                             2.3        2.9        4.0
  Expense                                          (15.7)     (19.1)     (19.1)
                                                --------    -------     ------
     Interest - net                                (13.4)     (16.2)     (15.1)
                                                --------    -------     ------

Earnings (loss) from continuing operations
  before income taxes, extraordinary items
  and cumulative effect of changes in
  methods of accounting                            (37.2)      27.0      (73.4)

Provision for income taxes                           8.2       10.9        9.7
                                                --------    -------     ------

Earnings (loss) from continuing operations
  before extraordinary items and cumulative
  effect of changes in methods of accounting       (45.4)      16.1      (83.1)

Extraordinary items
  Loss on early extinguishment of debt              (4.4)       -          -
  Tax benefit from loss carryforward                 -          5.4        -

Cumulative effect of changes in methods
  of accounting                                    (52.1)       -          -

Discontinued operations net of income taxes          -          -        (17.1)
                                                --------    -------    -------
Net earnings (loss)                             $ (101.9)   $  21.5    $(100.2)
                                                ========    =======    =======

Earnings (loss) per common share
  Earnings (loss) from continuing operations
  before extraordinary items and cumulative
  effect of changes in methods of accounting     $(1.41)      $.58      $(3.04)

  Extraordinary items
     Loss on early extinguishment of debt          (.14)       -           -
     Tax benefit from loss carryforward             -          .19         -

  Cumulative effect of changes in methods of
     accounting                                   (1.61)       -           -

  Discontinued operations net of income taxes       -          -          (.63)
                                                --------    -------     -------
  Net earnings (loss)                           $ (3.16)     $ .77      $(3.67)
                                                ========    =======     =======

See notes to consolidated financial statements.


CONSOLIDATED BALANCE SHEET
CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.

(In millions)                                                  1993       1992
                                                              -----      -----
Assets
  Current assets
     Cash and cash equivalents                               $ 18.8     $ 14.9
     Notes and accounts receivable less allowances            188.3      177.0
     Inventories
        Raw materials                                          21.5       11.8
        Work-in-process and finished parts                    155.7      161.6
        Finished products                                      70.0       47.4
                                                             ------      -----
           Total inventories                                  247.2      220.8
     Other current assets                                      29.3       16.2
                                                             ------      -----
        Total current assets                                  483.6      428.9
  Property, plant and equipment - net                         184.0      121.1
  Other noncurrent assets                                      62.0       28.9
                                                             ------     ------
  Total assets                                               $729.6     $578.9
                                                             ======     ======

Liabilities and Shareholders' Equity
  Current liabilities
     Amounts payable to banks                                $ 74.2     $ 19.8
     Long-term debt and lease obligations due within
        one year                                                3.4        1.4
     Trade accounts payable                                    84.6       75.3
     Advance billings and deposits                             36.9       41.6
     Accrued and other current liabilities                    170.2       99.0
                                                             ------     ------
        Total current liabilities                             369.3      237.1
  Long-term accrued liabilities                               128.6       53.0
  Long-term debt and lease obligations                        107.6      154.4
                                                             ------     ------
     Total liabilities                                        605.5      444.5
                                                             ------     ------
  Commitments and contingencies                                 -          -
  Shareholders' equity
     4% Cumulative preferred shares                             6.0        6.0
     Common shares, $1 par value (outstanding:
        33.5 in 1993 and 27.5 in 1992)                         33.5       27.5
     Capital in excess of par value                           251.3      143.3
     Accumulated deficit                                     (151.2)     (37.5)
     Cumulative foreign currency translation adjustments      (15.5)      (4.9)
                                                             ------     ------
        Total shareholders' equity                            124.1      134.4
                                                             ------     ------
  Total liabilities and shareholders' equity                 $729.6     $578.9
                                                             ======     ======

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.

                                                                               Cumulative
                                      4%                          Reinvested      Foreign
                              Cumulative      Common Capital in     Earnings     Currency         Total
                               Preferred     Shares,  Excess of (Accumulated  Translation Shareholders'
(In millions, except              Shares $1 Par Value Par Value     Deficit)  Adjustments        Equity
share amounts)
                              ----------  ----------  ---------  ----------   -----------  ------------


Balance at year-end 1990            $6.0        $27.3    $139.4     $   68.9      $   6.1        $247.7
Stock options exercised
  and restricted stock
  awarded for 68,357
  common shares                                    .1        .9                                     1.0
Net loss for the year                                                 (100.2)                    (100.2)
Cash dividends
  Preferred shares
     ($4.00 per share)                                                   (.2)                       (.2)
  Common shares
     ($.63 per share)                                                  (17.3)                     (17.3)
Foreign currency
  translation adjustments                                                            (2.0)         (2.0)

Balance at year-end 1991             6.0         27.4     140.3        (48.8)         4.1         129.0
                                    ----        -----    ------     --------     --------        ------
Stock options exercised
  and restricted stock
  awarded for 91,628
  common shares                                    .1       2.4                                     2.5
Sale of 42,640 treasury
  shares                                                     .6                                      .6
Net earnings for the year                                               21.5                       21.5
Cash dividends
  Preferred shares
     ($4.00 per share)                                                   (.2)                       (.2)
  Common shares
     ($.36 per share)                                                  (10.0)                     (10.0)
Foreign currency
  translation adjustments                                                            (9.0)         (9.0)
                                    ----        -----    ------     -------        ------        ------
Balance at year-end 1992             6.0         27.5     143.3       (37.5)         (4.9)        134.4
Issuance of 5,175,000
  common shares in
  public offering                                 5.2      95.4                                   100.6
Stock options exercised
  and restricted stock
  awarded for 854,918
  common shares                                    .8      12.8                                    13.6
Net purchase of 3,967
  treasury shares                                           (.2)                                    (.2)
Net loss for the year                                                (101.9)                     (101.9)
Cash dividends
  Preferred shares
     ($4.00 per share)                                                  (.2)                        (.2)
  Common shares
     ($.36 per share)                                                 (11.6)                      (11.6)
Foreign currency
  translation adjustments                                                         (10.6)          (10.6)
                                    ----        -----    ------     -------      ------          ------
Balance at year-end 1993            $6.0        $33.5    $251.3     $(151.2)     $(15.5)         $124.1
                                    ====        =====    ======     =======      ======          ======



See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.


(In millions)                                            1993        1992        1991
                                                         ----        ----        ----


Increase (Decrease) in Cash and Cash Equivalents
  Operating Activities Cash Flows
     Net earnings (loss)                              $(101.9)    $  21.5     $(100.2)
     Extraordinary loss on early extinguishment
        of debt                                           4.4         -           -
     Cumulative effect of changes in methods of
        accounting                                       52.1         -           -
     Other operating activities providing (using)
        cash
        Depreciation                                     26.1        20.9        24.0
        Consolidation charge                             47.1         -           -
        Disposition of subsidiary                        22.8         -           -
        Closing and relocation charge (including
           $14.9 applicable to discontinued
           operations)                                    -           -          90.0
        Deferred income taxes                             1.5         1.5         3.3
        Working capital changes
           Notes and accounts receivable                 31.6        13.0         2.4
           Inventories                                   24.2       (16.5)        5.9
           Other current assets                           5.1         1.3         (.6)
           Trade accounts payable                        (8.3)        9.6        (4.3)
           Other current liabilities                    (61.5)      (29.5)      (18.9)
        Increase in other noncurrent assets              (2.1)       (3.3)        (.1)
        Decrease in long-term accrued liabilities       (10.1)      (11.0)       (1.1)
        Other - net                                      (8.8)       (9.7)        3.6
                                                      -------     -------     -------
           Net cash provided (used) by operating
           activities                                    22.2        (2.2)        4.0
                                                      -------     -------     -------
  Investing Activities Cash Flows
     Capital expenditures                               (23.4)      (17.6)      (15.5)
     Net disposals of property, plant and equipment      22.2        11.1        10.5
     Acquisitions                                      (112.5)        -          (9.0)
     Divestitures                                         5.0         -           3.0
                                                      -------     -------     -------
        Net cash used by investing activities          (108.7)       (6.5)      (11.0)
                                                      -------     -------     -------
  Financing Activities Cash Flows
     Dividends paid                                     (11.8)      (10.2)      (17.5)
     Repayments of long-term debt and lease
        obligations                                     (61.9)       (1.4)       (1.3)
     Increase (decrease) in amounts payable to banks     54.8        15.9        (4.2)
     Net issuance of common shares                      114.0         3.1         1.0
     Redemption premium on early extinguishment
        of debt                                          (4.7)        -           -
                                                      -------     -------     -------
        Net cash provided (used) by financing
           activities                                    90.4         7.4       (22.0)
                                                      -------     -------     -------
Increase (decrease) in cash and cash equivalents          3.9        (1.3)      (29.0)
Cash and cash equivalents at beginning of year           14.9        16.2        45.2
                                                      -------     -------     -------
Cash and cash equivalents at end of year                $18.8       $14.9       $16.2
                                                      =======     =======     =======

See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR END

The company's year ends on the Saturday closest to December 31 of each year. Fiscal year ends are as follows:

      1993:      January 1, 1994
      1992:      January 2, 1993
      1991:      December 28, 1991

CONSOLIDATION

The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany transactions are eliminated.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the company's foreign operations are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at weighted-average exchange rates for the period. Net exchange gains or losses resulting from such translation are excluded from net earnings
(loss) and accumulated in a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in other expense - net in the Consolidated Statement of Earnings. Gains and losses on foreign exchange forward contracts are recognized as part of the specific transaction hedged.

CASH AND CASH EQUIVALENTS

The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

INVENTORY VALUATION

Inventories are stated at the lower of cost or market. The principal methods of determining costs are last-in, first-out
(LIFO) for U.S. inventories and average or standard cost, which approximates first-in, first-out (FIFO), for other inventories.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including capital leases, are stated at cost. Equipment leased to customers is accounted for under the operating lease method. For financial reporting purposes, depreciation is generally determined on the straight-line method using estimated useful lives of plant and equipment.

INCOME TAXES

The company provides deferred taxes for cumulative temporary differences between the financial reporting basis and income tax basis of its assets and liabilities. Provisions are made for any additional taxes payable on anticipated distributions from subsidiaries.

EARNINGS PER SHARE

Earnings per common share are based on the weighted-average number of common shares and common share equivalents outstanding.

RETIREMENT BENEFIT PLANS

The company maintains various pension plans covering substantially all employees. Pension benefits are based primarily on length of service and highest consecutive average five-year compensation. The company's policy is to fund the plans in accordance with applicable laws and regulations.

CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING

Effective January 3, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This standard requires the use of the liability method, under which deferred income tax assets and liabilities related to cumulative differences between an entity's financial reporting and tax basis balance sheets are recognized using expected future tax rates. Previously, the company had used the deferred method, under which deferred income tax assets and liabilities were based on historical differences between financial reporting income and taxable income and recognized using historical income tax rates. Financial results for prior years have not been restated in connection with the adoption of this standard.

     The company's domestic operations also adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 3, 1993. This standard requires that the expected cost of postretirement benefits other than pensions, such as health care benefits, that are provided to retirees be recognized on the accrual method during the years that employees render service. The company provides health care benefits to U.S. retirees and previously recognized the related cost as the benefits were paid. The standard does not permit the restatement of the financial results of prior years. Certain of the company's foreign operations also provide postretirement health care benefits to their employees. The company expects to adopt the standard for these operations in 1995.

     The company has recorded the cumulative effect (to January 2, 1993) of adopting these standards as a charge to earnings in the first quarter of 1993, as follows:

CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING

                                       1993
                                     Charge to
                                     Earnings     Per
                                                  common
                                   (In millions)  share
                                   ------------   -------
Income taxes                       $ (4.2)        $ (.13)
Retiree health care benefits
  (with no current tax effect)      (47.9)         (1.48)
                                   ------         ------
                                   $(52.1)        $(1.61)
                                   ======         ======


The new standard for accounting for income taxes imposes significant limitations on the recognition and valuation of deferred tax assets related to future tax deductions previously recognized for financial reporting purposes and to net operating loss carryforwards. Because of these limitations, and because the company entered 1993 with a U.S. net operating loss carryforward of approximately $36 million, no income tax benefit could be recognized on a net basis for the cumulative effect of adopting the new accounting rules for postretirement health care benefits.

CONSOLIDATION CHARGE

In the fourth quarter of 1993, the company recorded a nonrecurring charge of $47.1 million (with no current tax effect) for the consolidation of all U.S. machine tool manufacturing into its facilities in Cincinnati. Production at the company's two machine tool facilities in South Carolina, Fountain Inn and Greenwood, will be phased out during 1994. The consolidation is intended to eliminate excess capacity that resulted from the introduction of "Wolfpack" designed products that require less hours and manufacturing floor space and from reduced demand from customers in the aerospace industry. The charge includes amounts for severance, relocation of production, and the sale of the two South Carolina facilities.

DISPOSITION OF SUBSIDIARY

In November, 1993, the company announced its decision to sell its Sano business. Accordingly, the company recorded charges in the third and fourth quarters of 1993 totaling $22.8 million (with no current tax effect) to adjust its investment in Sano to net realizable value. The decision to sell Sano was due in part to its continuing operating losses. In addition, the Sano business does not serve a major global market with good long-term growth and profit potential and as a result, does not meet the company's criteria for a core business. The business was sold in February, 1994 and the completion of the transaction is not expected to affect the company's 1994 financial results.

CLOSING AND RELOCATION CHARGE

In the third quarter of 1991, the company recorded a nonrecurring charge aggregating $90.0 million (with no current tax effect) to address problems in loss operations. Of the total charge, $75.1 million related to the relocation of centerless grinding machine and turning center manufacturing operations, the sale or other disposal of the company's remaining grinding machine assets and product lines, and the closing of the company's turning center factory in Wilmington, Ohio.

  An additional $14.9 million, which is included in discontinued operations in the Consolidated Statement of Earnings, related to the revaluation for sale of the company's coordinate measurement and inspection machine business, LK Tool.

DISCONTINUED OPERATIONS

In 1991, the company announced its intention to sell its coordinate measurement and inspection machine business, LK Tool, and recorded a provision for the anticipated loss on the sale of $14.9 million. During the third quarter of 1993, the company completed the sale of LK Tool for $5.0 million in cash. The completion of the transaction did not affect the company's financial results for 1993.

ACQUISITIONS

On February 1, 1993, the company completed the acquisition of GTE Valenite Corporation (Valenite) for $66 million in cash and $11 million of assumed debt. Valenite is a leading producer of consumable industrial metalcutting products. The acquisition, which is being accounted for under the purchase method, was financed principally through the sale of $50 million of accounts receivable and borrowings under a then new $85 million committed revolving credit facility.

  On November 8, 1993, the company completed the acquisition of Ferromatik, the plastics injection molding machine business of Kloeckner-Werke AG, for DM 82.8 million (approximately $50 million) in cash and DM 10.6 million (approximately $6 million) in assumed debt. A portion of the cash purchase price is expected to be refunded in a post-closing adjustment. The acquisition, which is being accounted for under the purchase method, was financed primarily through borrowings under the company's existing lines of credit, including its committed revolving credit facility, which was amended to increase the lines of credit available thereunder. Ferromatik, which is headquartered in Germany, is one of the world's leading producers of injection molding machines and is recognized for high-end technology and other specialty applications.

  The aggregate acquisition cost of the company's investments in Valenite and Ferromatik, including professional fees and other costs related thereto and after giving effect to the anticipated refund of a portion of cash paid for Ferromatik, is expected to be approximately $114.7 million. The following table presents the allocation of the aggregate acquisition cost to the assets acquired and liabilities assumed. The amounts included therein with respect to Ferromatik are preliminary and are subject to revision once appraisals, actuarial reviews and other studies of fair value are completed. Goodwill arising from the Valenite acquisition, which is included in other noncurrent assets in the following table, totaled $8.7 million. No goodwill is expected to result from the Ferromatik acquisition.

ALLOCATION OF ACQUISITION COST

(In millions)


Cash and cash equivalents                         $  2.2
Accounts receivable                                 54.5
Inventories                                         77.1
Other current assets                                15.5
Property, plant and equipment                       89.5
Other noncurrent assets                             25.1
                                                  ------
  Total assets                                     263.9

Amounts payable to banks and
  long-term debt due
  within one year                                   11.9
Other current liabilities                          107.3
Long-term accrued liabilities                       25.1
Long-term debt and lease obligations                 4.9
                                                  ------
  Total liabilities                                149.2
                                                  ------
Total acquisition cost                            $114.7
                                                  ======

As presented above, other current liabilities includes a reserve of $44.0 million for the restructuring of Valenite for future profitability. The restructuring plan includes the consolidation of production through the closing of eleven production facilities, the downsizing of two production facilities and a net employee reduction in excess of 500. The total cost of the restructuring is estimated to be $53.7 million ($25.8 million in cash) and includes amounts for severance, relocation and losses on the sale of surplus inventory, machinery and equipment and production facilities. The restructuring, which began March 2, 1993, will be completed in 1994.

  Other current liabilities also includes a reserve of $8.7 million for the restructuring of Ferromatik during 1994. Due to general economic conditions in Europe, the operations of Ferromatik's manufacturing plant were restructured during 1993 and 1992 to improve efficiency and reduce personnel levels. The company and Ferromatik have identified additional restructuring actions, including further personnel reductions, that are expected to improve Ferromatik's profitability in the future. These actions, which are intended to complement the actions already taken prior to the acquisition, will be substantially completed during 1994.

  Unaudited pro forma sales and earnings information for 1993 and 1992 prepared under the assumption that the acquisitions had been completed at the beginning of 1992 is as follows:

PRO FORMA INFORMATION

(In millions, except per-share amounts)        1993         1992
                                               ----         ----
Sales                                        $1,128.4     $1,187.5
                                             ========     ========

Earnings (loss) before extraordinary
  items and cumulative effect of changes
  in methods of accounting                   $  (48.2)    $   19.3
Extraordinary items
  Loss on early extinguishment of debt           (4.4)         -
  Tax benefit from loss carryforward              -            4.0
Cumulative effect of changes
  in methods of accounting                      (52.1)         -
                                             --------     --------

Net earnings (loss)                           $(104.7)    $   23.3
                                              =======      ========

Earnings (loss) per common share
  Earnings (loss) before extraordinary
    items and cumulative effect of
    changes in methods of accounting         $ (1.50)     $    .69
  Extraordinary items
    Loss on early extinguishment of debt        (.14)          -
    Tax benefit from loss carryforward            -            .15
  Cumulative effect of changes
    in methods of accounting                   (1.61)          -
                                             -------      --------
  Net earnings (loss)                        $ (3.25)     $    .84
                                             =======      ========


Based on a comprehensive analysis, the company and Valenite had originally estimated that the annual improvement in pretax earnings that would result from the completion of the restructuring plan would be approximately $15.6 million. The pro forma amounts presented above include favorable adjustments based on the original estimate. However, it is expected that the annual savings will exceed the original estimate on an ongoing basis by as much as 20%.

  During its fiscal year ended September 30, 1993, Ferromatik incurred significant operating losses due principally to general economic conditions in Europe and its inability to adjust personnel levels to reduced customer demand. The company and Ferromatik estimate that the minimum annual pretax earnings improvement that will result from the restructuring actions taken prior to the acquisition and those that will occur subsequent thereto will be no less than $4.2 million. Accordingly, the pro forma amounts presented above include favorable adjustments based on this estimate, which is based principally on reductions in personnel levels that have occurred since the acquisition and that are expected to occur in 1994. The actual savings from the completion of the restructuring plan are expected to be higher than $4.2 million.

  In 1991, the company completed the acquisition of the assets and business of SL Abrasives, Inc., a manufacturer of resin-bonded grinding wheels. This transaction, which has been accounted for using the purchase method, did not significantly affect the company's financial position at December 28, 1991, or its results of operations for the year then ended.

RESEARCH AND DEVELOPMENT

Charges to operations for research and development activities are summarized below. The amounts include expenses related to the company's Wolfpack product development and process improvement program.

RESEARCH AND DEVELOPMENT

(In millions)                           1993      1992      1991
                                        ----      ----      ----

Research and development                $41.9     $34.1     $35.8
    Percent of sales                      4.1%      4.3%      4.7%



RETIREMENT BENEFIT PLANS

Summarized in the following tables are the company's pension cost
(income) and funded status of its major pension plans.

PENSION COST (INCOME)

(In millions)                           1993      1992      1991
                                        ----      ----      ----

Service cost (benefits earned
  during the period)                    $ 6.3     $ 6.3     $ 6.4
Interest cost on projected
  benefit obligation                     31.5      29.0      29.6
Actual return on plan assets            (54.8)    (24.0)    (65.1)
Net amortization and deferral            14.3     (18.7)     26.0
                                        -----     -----     -----

Pension cost (income)                   $(2.7)    $(7.4)    $(3.1)
                                        =====     =====     =====



FUNDED STATUS OF PENSION PLANS AT YEAR-END

(In millions)                             1993      1992
                                          ----      ----
Vested benefit obligation               $(340.2)  $(263.8)
                                        =======   =======

Accumulated benefit obligation          $(353.7)  $(269.8)
                                        =======   =======

Plan assets at fair value,
  primarily listed
  stocks and debt securities,
  including company stock of
  $14.0 in 1993 and $10.6 in 1992       $ 396.9   $ 370.8
Projected benefit obligation             (416.9)   (332.3)
                                        -------   -------

Excess (deficiency) of plan assets
  in relation to projected benefit
  obligation                              (20.0)     38.5
Unrecognized net (gain ) loss              46.8      (6.5)
Unrecognized net transition asset         (30.2)    (35.8)
                                        -------   -------

Accrued pension liability               $  (3.4)  $  (3.8)
                                        =======   =======

At January 1, 1994, the projected benefit obligation of the company's domestic plan exceeded its assets by $37.9 million, while the assets of the plan for United Kingdom employees exceeded the projected benefit obligation by $17.9 million. Because of the current funded status of the plans, no contributions were required or made in 1993, 1992 and 1991.

  For 1993 and 1992, the assumed discount rates used in determining the projected benefit obligation were 7 1/2 % and 9%, respectively. The assumed rate of increase in renumeration was 4 1/2 % for 1993 and 6% for 1992. The weighted-average expected long-term rate of return on plan assets used to determine pension income was 9 1/2 % in all years presented.

  In addition to pension benefits, the company also provides varying levels of postretirement health care benefits to most U.S. employees who retire from active service after having attained age 55 and ten years of service. The plan is contributory in nature. Prior to 1993, retiree contributions were based on varying percentages of the average per-contract cost of benefits, with the company funding any excess over these amounts. However, the plan was amended in 1992 to freeze the dollar amount of the company's contributions in future years for employees retiring after 1980 based on specified percentages of the 1993 per-contract cost.

  Effective January 3, 1993, the company's domestic operations adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The change did not significantly affect earnings before extraordinary items and cumulative effect of changes in methods of accounting for 1993.

  The following table presents the components of the company's liability for future retiree health care benefits.

ACCRUED POSTRETIREMENT HEALTH CARE BENEFITS

(In millions)                                     1993      1992
                                                  ----      ----
Accumulated postretirement benefit obligation
    Retirees                                      $(42.6)   $(40.5)
    Fully eligible active participants              (7.4)     (4.1)
    Other active participants                       (8.1)     (4.5)
                                                  ------    ------
                                                   (58.1)    (49.1)
Unrecognized net loss                                9.8       -
                                                  ------    ------
                                                   (48.3)    (49.1)
Unrecognized transition obligation                   -        47.9
                                                  ------    ------
                                                  $(48.3)   $ (1.2)
                                                  ======    ======

At year-end 1993, $1.4 million of the total liability for postretirement health care benefits is included in current liabilities in the Consolidated Balance Sheet.

  The retiree health care costs for 1993 were $4.5 million, of which service cost and interest cost were $.3 million and $4.2 million, respectively.

  Prior to 1993, the company recognized the cost of health care benefits paid to U.S. retirees as incurred. Such costs totaled $5.8 million and $5.1 million in 1992 and 1991, respectively.

  The discount rates used in calculating the accumulated postretirement benefit obligation were 7% for 1993 and 8 1/2 % for 1992. For 1994, the assumed rate of increase in health care costs used to calculate the accumulated postretirement benefit obligation is 10.6%. This rate is assumed to decrease to varying degrees annually to 5.0% for years 2005 and thereafter. Because of the effect of the 1992 plan changes that froze the dollar amount of the company's contributions for future years, a one percent change in each year in relation to the above assumptions would not significantly change the accumulated postretirement benefit obligation or the total cost of the plan.

  Certain foreign operations of the company also provide postretirement health care benefits to their employees. The company expects to adopt Statement of Financial Accounting Standards No.
106 for these operations in 1995.

  Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits", was issued in late 1992 and requires that certain benefits provided by an employer to former or inactive employees be accounted for on the accrual method beginning no later than 1994. The effect of adopting the new standard on the company's operating results and financial position is not material.

INCOME TAXES

Effective January 3, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The standard requires the use of the liability method to recognize deferred income tax assets and liabilities using expected future tax rates. The tax effects of temporary differences that give rise to the recorded deferred tax assets and deferred tax liabilities at year-end 1993 are presented in the following table.

COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES

(In millions)                                                1993
                                                             ----
Deferred tax assets
  Net operating loss and various tax credit
    carryforwards                                           $ 40.8
  Accrued postretirement health care benefits                 16.9
  Consolidation, restructuring and other reserves             34.8
  Inventories, principally due to obsolescence reserves
    and additional costs inventoried for tax purposes
    pursuant to the Tax Reform Act of 1986                     5.6
  Accrued pension costs                                        5.3
  Accrued warranty costs                                       2.2
  Accrued employee benefits other than pensions and
    retiree health care benefits                               3.2
  Accounts receivable, principally due to allowances
    for doubtful accounts                                      1.3
  Foreign investments                                          9.2
  Other                                                       13.1
                                                            ------

    Total deferred tax assets                                132.4
    Less valuation allowance                                 (95.7)
                                                            -----

      Net deferred tax assets                               $ 36.7
                                                            ======
Deferred tax liabilities
  Property, plant and equipment, principally due to
    differences in depreciation methods                     $ 26.1
  Undistributed earnings of foreign subsidiaries               3.9
  Pension assets                                               2.9
  Other                                                        4.2
                                                            ------
    Total deferred tax liabilities                          $ 37.1
                                                            ======
Net deferred tax liability                                  $  (.4)
                                                            ======

Summarized in the following tables are the company's earnings
(loss) from continuing operations before income taxes, extraordinary items and cumulative effect of changes in methods of accounting, its provision for income taxes, and a reconcilement of the U.S. statutory rate to the tax provision rate.

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES,
EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF CHANGES IN METHODS OF
ACCOUNTING

(In millions)                             1993     1992      1991
                                          ----     ----      ----

United States                           $(41.5)   $28.0     $(73.8)
Foreign                                    4.3     (1.0)        .4
                                        ------    -----     ------
                                        $(37.2)   $27.0     $(73.4)
                                        ======    =====     ======

PROVISION FOR INCOME TAXES

                              Liability
                               Method       Deferred Method
(In millions)                   1993        1992       1991
                              --------      --------   -----

Current provision
  United States                  $ -        $  -       $ -
  State and local                 2.4         1.7       2.3
  Foreign                         4.3         2.3       4.1
                                 ----       -----      ----
                                  6.7         4.0       6.4
                                 ----       -----      ----
Deferred provision
  United States                    -           .6        .4
  Foreign                         1.5          .9       2.9
                                 ----       -----      ----
                                  1.5         1.5       3.3
                                 ----       -----      ----
Provision recognized as
  extraordinary benefit            -          5.4        -
                                 ----       -----      ----

                                 $8.2       $10.9      $9.7
                                 ====       =====      ====


In 1991, the current provision for foreign income taxes included
$4.0 million related to a planned withdrawal from the company's
United Kingdom pension fund that was completed in 1992.

COMPONENTS OF THE PROVISION FOR DEFERRED INCOME TAXES

                                        Liability
                                         Method     Deferred Method
(In millions)                            1993       1992       1991
                                        --------    ----       ----

Tax effects of consolidation,
  restructuring and other reserves      $ (9.2)     $1.2       $3.3
Change in deferred revenue               (16.3)       -          -
Depreciation                               1.3        -          -
Change in valuation allowance             25.5        -          -
Reversal of prior year's deferred
  taxes related to operating loss
  carryforward                             -         (.2)        -
Other                                       .2        .5         -
                                        ------      -----      ----
                                        $  1.5      $1.5       $3.3
                                        ======      ====       ====


RECONCILEMENT OF THE U.S. STATUTORY RATE TO THE TAX PROVISION RATE

                                      Liability
                                        Method      Deferred Method
(In percent)                            1993        1992       1991
                                      ---------     ----       ----

U.S. statutory tax rate               (35.0)%       34.0%   (34.0)%
Increase (decrease) resulting from
  Losses without current tax benefits  56.1          5.1     38.2
  Effect of operations outside
    the U.S.                           (5.5)        (2.7)     5.3
  State and local taxes, net of
  federal benefit                       6.5          4.2      2.1
  Other                                 (.1)         (.2)     1.6
                                      -----         ----    -----
                                       22.0%        40.4%    13.2%
                                      =====         ====    =====


In 1992, in accordance with accounting rules then in effect, the company recognized an extraordinary tax benefit of $5.4 million, or $.19 per share, from the realization of its U.S. net operating loss carryforward that originated principally from the 1991 closing and relocation charge and a pretax special charge of $32.8 million recorded in 1990 for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

  For U.S. tax reporting purposes, at year-end 1993 the company had a net operating loss carryforward of approximately $19 million which expires in 2008.

  Undistributed earnings of foreign subsidiaries which are intended to be indefinitely reinvested aggregated $30 million at the end of 1993.

  Income taxes of $16.1 million, $5.0 million and $4.9 million were paid in 1993, 1992 and 1991, respectively.

RECEIVABLES

The components of notes and accounts receivable less allowances are shown in the following table.

NOTES AND ACCOUNTS RECEIVABLE LESS ALLOWANCES

(In millions)                           1993        1992
                                        ----        ----

Notes receivable                        $  6.0      $  8.8
Accounts receivable                      190.2       174.1
                                        ------      ------
                                         196.2       182.9
Less allowances for doubtful accounts      7.9         5.9
                                        ------      ------
                                        $188.3      $177.0
                                        ======      ======



Notes receivable include amounts not due within one year of $.7 million and $2.2 million in 1993 and 1992, respectively.

  The acquisition of Valenite was financed in part through the sale of $50.0 million of the company's domestic accounts receivable. The sale transaction, which resulted in costs of $2.2 million in 1993, occurred under a three year receivables purchase agreement with an independent issuer of receivables-backed commercial paper, pursuant to which the company agreed to sell on an ongoing basis and without recourse, an undivided percentage ownership interest in designated pools of accounts receivable. In order to maintain the balance in the designated pools of accounts receivable sold, the company is obligated to sell undivided percentage interests in new receivables as existing receivables are collected. At January 1, 1994, the undivided interest in the company's gross accounts receivable that had been sold to the purchaser aggregated $50.0 million. The company also sold an additional $11.4 million of accounts receivable in the fourth quarter of 1993 under a separate receivables purchase agreement. Costs related to both sales are included in other expense - net in the Consolidated Statement of Earnings. The proceeds are reported as providing operating cash flow in the Consolidated Statement of Cash Flows for 1993.

INVENTORIES

Inventories amounting to $134.8 million for 1993 and $156.3 million for 1992 are stated at LIFO cost. Such inventories if stated at FIFO cost would be greater by approximately $57.4 million in 1993 and $54.2 million in 1992.

PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are shown in the following table.

PROPERTY, PLANT AND EQUIPMENT - NET

(In millions)                            1993       1992
                                         ----       ----

Land                                    $  5.7      $  5.1
Buildings                                108.5       108.9
Machinery and equipment                  317.1       269.1
                                        ------      ------
                                         431.3       383.1
Less accumulated amortization and
  allowances for depreciation            247.3       262.0
                                        ------      ------
                                        $184.0      $121.1
                                        ======      ======


LIABILITIES

The components of accrued and other current liabilities and long-term accrued liabilities are shown in the following tables.

ACCRUED AND OTHER CURRENT LIABILITIES

(In millions)                            1993       1992
                                         ----       ----

Accrued salaries, wages and
  other compensation                    $ 21.5      $16.3
Consolidation reserve                     38.7        -
Restructuring reserves                    17.1        -
Other accrued expenses                    92.9       82.7
                                        ------      -----
                                        $170.2      $99.0
                                        ======      =====

LONG-TERM ACCRUED LIABILITIES

(In millions)                            1993       1992
                                         ----       ----

Accrued pension and
  other compensation                    $ 24.1      $19.1
Accrued postretirement
  health care benefits                    46.9        -
Accrued and deferred taxes                30.5        8.0
Other                                     27.1       25.9
                                        ------      -----
                                        $128.6      $53.0
                                        ======      =====


LONG-TERM DEBT AND LEASE OBLIGATIONS

Long-term debt and lease obligations are shown in the following table.

LONG-TERM DEBT AND LEASE OBLIGATIONS

(In millions)                                       1993     1992
                                                    -----    ----

Long-term debt
  8 3/8 % Senior Notes due 1997                     $ 60.0  $ 60.0
  12% Sinking Fund Debentures due 2010                10.8    70.8
  Industrial Development Revenue
    Bonds due 2008                                    10.0    10.0
  Revolving credit facility                           10.0     -
  Other                                                8.8     2.5
                                                    ------  ------
                                                      99.6   143.3

Capital lease obligations
  6 3/4 % Bonds due 2004                               7.6     7.6
  6 3/8  % Bonds due 1994 - 1997                       3.4     4.2
  6 1/2 % Bonds due 1994                                .4      .7
                                                    ------  ------
                                                      11.4    12.5
                                                    ------  ------
                                                     111.0   155.8
                                                    ------  ------
Current maturities                                    (3.4)   (1.4)
                                                    ------  -------
                                                    $107.6  $154.4
                                                    ======  ======

The carrying amount of the company's long-term debt approximates fair value, which is determined using discounted cash flow analysis based on the company's incremental borrowing rate for similar types of financing arrangements.

  The 8 3/8 % Senior Notes due 1997 are redeemable at par beginning in 1994 at the company's option.
  The 12% Sinking Fund Debentures due 2010 have annual sinking fund installments commencing in 1996. The debentures are redeemable at any time at the company's option subject to possible premiums and other restrictions.

  The Industrial Development Revenue Bonds due 2008 are tax-exempt variable-rate bonds. The interest rate is established weekly and averaged 2.4% in 1993. The bonds are supported by a bank letter of credit, which requires a fee of 1 1/4 % per annum on the amount outstanding.

  Certain of the above long-term debt obligations contain various restrictions and financial covenants relating principally to additional secured indebtedness.

  At January 1, 1994, $10.0 million of borrowings under the company's revolving credit facility are included in long-term debt based on the expectation that such amount will remain outstanding for more than one year.

  Interest paid was $19.0 million in 1993, $18.9 million in 1992 and $19.2 million in 1991.

  Maturities of long-term debt for the five years after 1993 are:
    1994:                               $   2.4 million
    1995:                                   2.0 million
    1996:                                   2.0 million
    1997:                                  67.2 million
    1998:                                   5.4 million

  The capitalized lease assets are included in property, plant and equipment. Amortization of leased properties is included in depreciation and interest on lease obligations is included in interest expense.

  Future minimum payments for principal and interest on capitalized leases during the next five years and in aggregate thereafter are:
        1994:                           $   1.9 million
        1995:                               1.5 million
        1996:                               1.5 million
        1997:                               1.5 million
        1998:                                .5 million
After   1998:                              10.7 million

  The company also leases certain equipment under operating leases, some of which include varying renewal and purchase options. Future minimum rental payments applicable to noncancelable operating leases during the next five years and in the aggregate thereafter are:
        1994:                             $14.6 million
        1995:                              12.0 million
        1996:                               8.6 million
        1997:                               5.5 million
        1998:                               4.2 million
  After 1998:                               8.6 million

  Rent expense was $14.7 million and $9.6 million in 1993 and 1992, respectively, and was not material in 1991.

LINES OF CREDIT

At the end of 1993, the company had formal and informal lines of credit with various domestic and foreign banks of $276.1 million, including a revolving credit facility and other committed lines totaling $137.5 million. These credit facilities support letters of credit and leases in addition to providing borrowings under varying terms. Additional borrowing capacity available under all lines of credit totaled approximately $40 million at January 1, 1994.

  In January, 1993, in connection with the acquisition of Valenite, the company replaced its previous $55.0 million revolving credit agreement with a new $85.0 million committed revolving credit facility. In connection with the acquisition of Ferromatik, the facility was amended to increase the lines of credit available thereunder to $130.0 million. The facility allows borrowings through July, 1995 and requires a facility fee of 1/2 % per annum on the total $130.0 million revolving loan commitment.

  The revolving credit facility requires compliance with certain financial loan covenants related to tangible net worth, interest and fixed charge coverages and debt leverage. The company has remained in compliance with these covenants since the inception of this facility.

SHAREHOLDERS' EQUITY

On April 15, 1993, the company completed the issuance of an additional 5.175 million common shares through a public offering, resulting in net proceeds (after deducting issuance costs) of $100.6 million. The proceeds of the offering were used to redeem $60.0 million of the company's 12% Sinking Fund Debentures due 2010 and to repay borrowings under revolving lines of credit and other bank debt. The redemption of the 12% Sinking Fund Debentures due 2010 effective May 17, 1993 resulted in a pretax extraordinary loss on early extinguishment of debt of $5.2 million ($4.4 million after tax) in the second quarter. The pretax extraordinary loss included a cash call premium of $4.7 million and the write-off of deferred financing fees of $.5 million.

SHAREHOLDERS' EQUITY - PREFERRED AND COMMON SHARES

(Dollars in millions, except per-share amounts)     1993    1992
                                                    ----    ----

4% Cumulative Preferred shares authorized,
  issued and outstanding, 60,000 shares at
  $100 par value, redeemable at $105 a share        $ 6.0   $ 6.0
Common shares, $1 par value authorized
  50,000,000 shares, issued and outstanding,
  1993: 33,531,723 shares, 1992: 27,505,772          33.5    27.5


The company has authorized ten million serial preference shares with $1 par value. None of these shares has been issued.

  Holders of company common stock have one vote per share until they have held their shares for at least 36 consecutive months, after which they are entitled to ten votes per share.

CONTINGENCIES

The Internal Revenue Service has conducted examinations of the company's federal income tax returns for the years 1981 through 1986 and had proposed various adjustments to increase taxable income. During 1993, all issues for these years were resolved with no significant effect on the company's consolidated financial position or results of operations.

  Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries. In the opinion of management, the ultimate liability, if any, resulting from these matters will have no significant effect on the company's consolidated financial position or results of operations.

FOREIGN EXCHANGE CONTRACTS

The company enters into foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods commensurate with its known or expected exposures. The purpose of this practice is to minimize the effect of foreign currency exchange rate fluctuations on the company's operating results. The company does not engage in speculation.

  At January 1, 1994, the company had outstanding foreign exchange contracts totaling $45.3 million, which generally mature in periods of six months or less. These contracts require the company and its subsidiaries to exchange currencies at the maturity dates at exchange rates agreed upon at inception.

LONG-TERM INCENTIVE PLANS

The 1991 Long-Term Incentive Plan ("1991 Plan"), which expired December 31, 1993, permitted the company to grant its common shares in the form of non-qualified stock options, incentive stock options, stock appreciation rights (SARs), restricted stock and performance awards. A summary of amounts issued under the 1991 Plan and prior plans is presented in the tables. The 1994 Long-Term Incentive Plan ("1994 Plan") was approved by the company's Board of Directors on February 10, 1994 and, subject to shareholder approval, will provide for issuance of the same types of grants as were permitted by the 1991 Plan with the exception of SARs, which may no longer be granted.

STOCK OPTIONS, RESTRICTED STOCK AWARDS AND SARS

                                                            Price
                                      Shares(a)   SARs      Range
                                      --------    ----      -----

Outstanding at year-end 1990          1,222,537    530,322  $9 - 29
  Activity during 1991  - Granted       837,607    110,750   9 - 13
                        - Exercised     (68,357)      -      9 - 10
                        - Canceled     (139,759)  (125,310) 13 - 29
                                      ---------   --------
Outstanding at year-end 1991          1,852,028    515,762   9 - 29
  Activity during 1992  - Granted       462,920       -     15 - 16
                        - Exercised     (91,628)      -      9 - 25
                        - Canceled     (148,167)      -      9 - 25
                        - SARs
                            Canceled    515,762   (515,762)  9 - 28
                                      ---------   --------

Outstanding at year-end 1992          2,590,915      -       9 - 29
  Activity during 1993  - Granted       118,025      -      17 - 24
                        - Exercised    (854,918)     -       9 - 25
                        - Canceled     (136,947)     -      13 - 29
                                      ---------   ---------

Outstanding at year-end 1993          1,717,075      -      $9 - 28
                                      =========   =========


EXERCISABLE STOCK OPTIONS AND SARS AT YEAR-END

                                   Stock
                                   Options(a)     SARs
                                   ----------     -------

1991                                 955,838      276,286
1992                               1,748,565         -
1993                               1,474,262         -


(a) Excludes stock options granted in tandem with SARs.

The non-qualified stock options and incentive stock options are issued at market and, under the terms of the 1991 Plan, may be granted in tandem with SARs. However, during 1992, all previously granted SARs were canceled with the consent of the holders. Stock options become excercisable under varying terms and expire in ten years. Shares of restricted stock are subject to three-year restrictions against selling, encumbering or otherwise disposing of these Shares. Performance awards may be earned based on achievement of predetermined return-on-capital targets over specified periods.

    The maximum number of shares available for grant under the 1991 Plan was 1,650,000, of which 262,100 were available for grant at year-end 1992. Additional shares may no longer be granted under the 1991 Plan. The maximum number of shares that may be granted under the 1994 Plan is expected to be 2,000,000.


GEOGRAPHIC INFORMATION

The following table summarizes the company's U.S. and foreign operations which are located principally in Western Europe.

    Sales of U.S. operations include export sales of $118.7 million in 1993, $111.7 million in 1992 and $98.6 million in 1991.

    Total sales of the company's U.S. and foreign operations to unaffiliated customers outside the U.S. were $298.4 million, $242.6 million and $236.0 million, in 1993, 1992 and 1991, respectively.

U.S. AND FOREIGN OPERATIONS

(In millions)                        1993       1992      1991
                                     ----       ----      ----
U.S. operations
  Sales                              $831.9     $654.1    $613.0
  Operating earnings                   49.6       47.9      23.3
  Consolidation charge and closing
    and relocation charge             (47.1)       -       (75.1)
  Disposition of subsidiary           (22.8)       -         -
  Identifiable assets                 443.7      410.8     413.9
  Liabilities                         469.9      403.3     404.7
  Capital expenditures                 21.3       13.9      11.8
  Depreciation                         19.1       16.3      19.3

Foreign operations
  Sales                               197.5      135.1     141.0
  Operating earnings                    8.0        1.5       3.0
  Identifiable assets                 285.9      148.7     163.6
  Liabilities                         135.6       41.2      64.7
  Capital expenditures                  2.1        3.7       3.7
  Depreciation                          7.0        4.6       4.7


SEGMENT INFORMATION

Cincinnati Milacron is one of the world's leading manufacturers of plastics machinery, machine tools, computer controls and software for factory automation. In addition, the company is a leading producer of precision grinding wheels, metalworking fluids and metalcutting tools.

  Financial data for the past three years for the company's business segments are shown in the following tables.

SALES BY SEGMENT

(In millions)                        1993       1992      1991
                                     ----       ----      ----

Plastics machinery                   $357.2     $301.4    $267.6
Machine tools                         355.0      379.7     383.7
Industrial products (a)               317.2      108.1     102.7
                                   --------     ------    ------
                                   $1,029.4     $789.2    $754.0
                                   ========     ======    ======

OPERATING INFORMATION BY SEGMENT

(In millions)                        1993       1992      1991
                                     ----       ----      ----
Operating earnings (loss)
  Plastics machinery (b)             $ 26.6     $22.8     $14.6
  Machine tools                         3.9       8.9      (6.6)
  Industrial products (a)              27.1      17.7      18.3
  Consolidation charge and closing
    and relocation charge (c)         (47.1)       -      (75.1)
  Disposition of subsidiary (d)       (22.8)       -         -
  Unallocated corporate expenses (e)  (11.5)     (6.2)     (9.5)
                                     ------     -----     -----
    Operating earnings (loss)         (23.8)     43.2     (58.3)
  Interest expense-net                (13.4)    (16.2)    (15.1)
                                     ------     -----     -----
    Earnings (loss) from continuing
      operations before income taxes,
      extraordinary items and
      cumulative effect of changes in
      methods of accounting          $(37.2)    $27.0     $(73.4)
                                     ======     =====     ======

Identifiable assets
  Plastics machinery                 $289.0     $219.9    $202.9
  Machine tools                       243.1      282.8     310.9
  Industrial products  (a)            174.4       56.8      63.7
  Unallocated corporate assets (f)     23.1       19.4      20.9
                                     ------     ------    ------
    Total assets                     $729.6     $578.9    $598.4
                                     ======     ======    ======

Capital expenditures
  Plastics machinery                 $  4.2     $  6.2    $  6.5
  Machine tools                         8.8        7.1       7.5
  Industrial products  (a)             10.4        4.3       1.5
                                     ------     ------    ------
    Total capital expenditures       $ 23.4     $ 17.6    $ 15.5
                                     ======     ======    ======
Depreciation
  Plastics machinery                 $  6.2     $  7.7    $  7.0
  Machine tools                         9.4       10.6      14.2
  Industrial products  (a)             10.5        2.6       2.8
                                     ------     ------    ------
    Total depreciation               $ 26.1     $ 20.9    $ 24.0
                                     ======     ======    ======

(a) The 1993 increases in the industrial products segment are largely attributable to the inclusion of Valenite as of February 1, 1993.
(b) The 1993 amount includes a $2.5 million gain on sale of surplus land.
(c) These amounts relate to the machine tool segment.
(d) This amount relates to the plastics machinery segment.
(e) Includes corporate research and development and certain administrative expenses. The 1993 amount includes amortization of financing costs and costs related to the sale of receivables totaling $3.0 million.
(f) Includes cash and cash equivalents and the assets of the company's insurance and utility subsidiaries.


Report of Independent Auditors
Board of Directors
Cincinnati Milacron Inc.

We have audited the accompanying Consolidated Balance Sheet of Cincinnati Milacron Inc. and subsidiaries as of January 1, 1994 and January 2, 1993, and the related Consolidated Statements of Earnings, Changes in Shareholders' Equity, and Cash Flows for each of the three years in the period ended January 1, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cincinnati Milacron Inc. and subsidiaries at January 1, 1994 and January 2, 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 1, 1994, in conformity with generally accepted accounting principles.

     As discussed in the Note to Consolidated Financial Statements, Cumulative Effect of Changes in Methods of Accounting, in 1993 the company changed its method of accounting for postretirement benefits other than pensions and its method of accounting for income taxes.



                              /s/ ERNST & YOUNG
                              -----------------



Cincinnati, Ohio
February 28, 1994